22619 Pacific Coast Highway, Malibu, CA  90265
T: 310-456-7799   F: 310-317-8527
CONTACTS:
Genna Rosenberg	Joel Bennett
JAKKS Pacific, Inc.	JAKKS Pacific, Inc.
310-455-6235	310-455-6210

JAKKS Pacific® Gives Notice to Extend WWE Videogame License; THQ Disputes Notice

MALIBU, Calif. – July 1, 2009 – JAKKS Pacific, Inc. (NASDAQ: JAKK) announced that it has notified World Wrestling Entertainment, Inc. (“WWE”) that the joint venture between THQ and JAKKS intended to exercise its option to renew the WWE videogame license, which would otherwise expire on December 31, 2009, for an additional five (5) year term ending December 31, 2014.  Separately, THQ commenced a lawsuit in California Superior Court, Los Angeles County, claiming it was not ready to make a decision with respect to renewal of the WWE videogame license, and seeking a declaratory judgment that (i) JAKKS was not authorized under the parties’ joint venture agreement to unilaterally issue a renewal notice to WWE, (ii) THQ has no obligation to consent to a renewal of the WWE license, and (iii) the restrictive covenant in the joint venture agreement prohibiting THQ from publishing any videogames based on wrestling during the term of the joint venture agreement (expiring one year after termination of the WWE license) is unenforceable under California law.  JAKKS and THQ have also initiated arbitration proceedings relating to these issues.

About JAKKS Pacific, Inc.
JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products, with a wide range of products that feature some of the most popular children’s toy licenses in the world.  JAKKS’ diverse portfolio includes Action Figures, Art Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush, Construction Toys, Electronics, Dolls, Dress-Up, Role Play, and Pet Toys and Accessories, sold under various proprietary brands including JAKKS Pacific®, Play Along®, Flying Colors®, Creative Designs International™, Road Champs®, Child Guidance®, Pentech®, Funnoodle®, Go Fly a Kite®, Color Workshop®, JAKKS Pets™, EyeClops®, Plug It In & Play TV Games™, Girl Gourmet™, Kids Only®, Tollytots® and Disguise. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Disney, Nickelodeon, Warner Bros., World Wrestling Entertainment, Ultimate Fighting Championship, Graco and Cabbage Patch Kids. JAKKS and THQ Inc. participate in a Joint Venture that has worldwide rights to publish and market World Wrestling Entertainment video games. For further information, visit www.jakks.com.

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific’s business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS’ products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.